EXHIBIT 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com Carolee J. Oertel Manager, Investor Relations coertel@glimcher.com (614) 887-5613

FOR IMMEDIATE RELEASE
Wednesday, September 8, 2004

GLIMCHER REALTY TRUST ELECTS
HOWARD GROSS AS TRUSTEE

COLUMBUS, Ohio—September 8—Glimcher Realty Trust, (NYSE: GRT), today announced that its Board of Trustees has elected Howard Gross, President and CEO of HUB Distribution, Ontario, CA, as Trustee, effective September 8, 2004.

“We are very pleased to have Howard join our Board of Trustees. The expertise he brings will enhance our Board,” said Michael Glimcher, President. “Howard possesses strong and proven leadership abilities and will represent our shareholders with the utmost integrity.”

Gross, 61, is President and CEO of HUB Distributing, a privately owned regional retail business consisting of two divisions with a combined volume of $450 million. Mr. Gross helped create and implement a comprehensive development program called Developing Leadership Potential for parent company ARG (American Retail Group), which enabled the business to develop strong leadership candidates. Mr. Gross also served as President and COO of Today’s Man, Moorestown, NJ, a menswear retailer, and also served as President and CEO of The Limited Stores, Columbus, OH. Prior to serving with The Limited Stores, Mr. Gross was President and CEO of Victoria’s Secret, Columbus, Ohio. Mr. Gross graduated with a Bachelor of Arts from the University of Akron. He currently serves on the advisory board of Santa Clara University Retail Management Institute, the Board of Directors of The Wet Seal, Inc. and the advisory board for Bachrach.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, and community shopping centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market

Visit Glimcher at: www.glimcher.com